Independent Auditors’ Consent

The General Partner
Alliance Capital Management Holding L.P.:

We consent to the inclusion of our report dated February 2, 2001 with respect to the consolidated statements of financial condition of Alliance Capital Management Holding L.P.  (“Alliance Holding”) as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000 included herein the annual report on Form 10-K of Alliance Holding.

New York, New York
March 30, 2001